About:    Addington Resources, Inc.

Contact:  Howard P. Berkowitz
          HPB Associates, L.P.
          212/664-0990


FOR IMMEDIATE RELEASE


     ASHLAND, Ky. (August 7, 1995) -- Addington Resources, Inc. (NASDAQ NMS: ADDR) announced today the appointment on August 4 of four new members to its Board of Directors, Howard P. Berkowitz (Chairman), Richard Ravitch, James Grosfeld and Harold Blumenstein, and the resignation of Robert Addington from the current Board. With these changes, the reconstituted Board of Directors will consist of eight members: Larry Addington, Bruce Addington, Jack C. Fisher and Carl R. Whitehouse, plus the four new members.

     The Board changes follow the execution of a definitive agreement on August 4 between Larry, Bruce and Robert Addington for their sale of an aggregate of 2,000,000 shares of ARI Common Stock to HPB Associates, L.P., of which Howard Berkowitz is managing general partner and Messrs. Ravitch and Blumenstein are limited partners. HPB Associates, L.P. purchased 577,003 of these shares on August 4, with the balance of the purchase to occur following Hart-Scott-Rodino clearance in the next few weeks.

     It is anticipated that the Board of Directors will be expanded to include an additional director designated by HPB
Associates, L.P. following regulatory clearances.

     Addington Resources, Inc. also stated that it was the intention of the reconstituted Board of Directors that the company focus solely on its environmental businesses. To that end, the Board intends to pursue the prompt but prudent sale of the company's non-environmental businesses with the net proceeds from such sales being deployed to expand the company's environmental operations.

     Addington Resources, Inc. is involved in solid waste management operations as well as mining, mining technology and mining services.